UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(D) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 31,  2009

NEWPORT DIGITAL TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

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Nevada (State or other Jurisdiction of Incorporation or organization)	000-33251 (Commission File Number)	33-0903004 (IRS Employer I.D. No.)

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620 Newport Ctr Drive Suite 570

Newport Beach, CA  92660

949-644-1433

(Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  3.02  Unregistered Sales of Equity Securities

Registrant privately issued a total of  497.2 million common shares as follows:

1.  On June 30, 2009 the Company authorized the private issuance a total of 203.5 million shares of its common stock to a total of 37 accredited investors, in conversion of Convertible Promissory Notes issued by the Company to said investors between February 20, 2009  and March 31, 2009.  The Convertible Notes were sold by the Company privately  for a total of $1,017,500 in cash.   Each Note bore interest at 10% per annum, and each Note provided for mandatory conversion of principle, and accrued interest to date of conversion, into shares of the Company’s Common Stock, at a conversion price of $0.005 per share, upon amendment of the Company’s Articles to increase its authorized capital, which occurred on  April 30, 2009.  A total of  203.5 million shares were issued by the Company in conversion of the Notes (additional  shares will be issued by the Company in conversion of accrued interest due on the Notes in the future). The price paid for each share was $0.005 per share. The Notes were in each case placed with accredited investors in reliance on the exemption from Registration provided by Section 4(2) under the Securities Act of 1933.  The proceeds from the sale of the shares were used for working capital purposes.

2.   Effective June 30, 2009, the Company privately issued a total of  293.7 million shares of its common stock to certain Accredited Investors for consulting  services or in settlement of claims.  All shares were issued as restricted shares, and share certificates bear a standard restrictive legend.  These shares were issued as follows:

-58 million common shares were privately issued by the Company to Continental EC, LLC, pursuant to a one year contract with Continental EC, LLC, providing for the its performance of financial consulting services for the Company, including continuing  analysis of the Company’s financial structure and operations, and analysis and valuation of future acquisition targets.

-58 million common shares were privately issued by the Company to TADA Holdings, LLC, pursuant to a one year contract with TADA Holdings, LLC, providing for its performance of business consulting services for the Company, including advice on operational and financial matters, and the recruitment of qualified management to join the Company and assist it in implementation of its strategic plan.

-2.5 million common shares were privately issued to Scott Campbell, in settlement of an alleged claim against the Company involving a contract dispute.

-5.2 million common shares were privately issued to ANP Industries, Inc.  for consulting services rendered.

-120 million shares were privately issued to the Company’s new Chief Executive Officer, Gary DeMel, in accordance with the terms of his employment contract as described in Item 5.02 below.

-25 million shares were privately issued to Silverado, LLC, for consulting services fully rendered.

-25 million shares were privately issued to Elsie Kao for consulting services fully rendered.

All shares were issued in reliance on the exemption from registration provided by section 4(2) of the Securities Act of 1933, and the Company value the shares at the closing price of the Company’s common stock on the date of issuance.  No underwriter or private placement agent was used in connection with the issuance of shares.

ITEM 5.02  Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2009, Richard Damion resigned as Chief Executive Officer of registrant, and the Board appointed in his place as Chief Executive Officer, Gary DeMel.  Richard Damion remains on the Board of Directors, and remains as Chairman of the Board of Directors of registrant.

Mr. DeMel, age 52,  is a twenty-eight year veteran of the semiconductor and high-tech industries, has held several senior management positions within Intel Corp., ATI Inc., and Level One Communications, Inc. and is well know worldwide in leadership circles involved in the development, manufacture and sale of  products utilizing wireless, computing, networking, gaming and graphic technologies.

Mr. DeMel was President and a director for Micro Imaging Technologies, Inc., a company engaged in developing a laser-based, rapid microbial identification technology business, from January of 2007 to June of 2009. From June 2007, through June of 2008, Mr. DeMel was CEO and President of Earth First Industries, Inc. a company in the business of developing, marketing and distributing the first environmental friendly packaging materials patented from his IP. Mr. DeMel continues to serve as CEO of Environmental Synergy, Inc. Since March 2004, Mr. DeMel has formed ESL and has developed and marketed some of the most leading edge technologies in the wireless, medical and alterative energy markets, while Mr. DeMel continues to drive further advancement in semiconductor development and with associated breakthroughs in software worldwide.

The registrant executed a one year employment contract with Mr. DeMel which provides for his full time employment as Chief Executive Officer of registrant at an annual salary of $192,000 per year, with provisions for potential adjustment upward in six months based on comparable salaries paid in the industry.  The contract also provides for additional consideration in the form of the private issuance of 120 million shares of registrant’s common stock, which shares have been issued but will  “vest” in the hands of Mr. DeMel at the rate of 1/12th of the total at the end of each month over a twelve month period, with the first 1/12th vesting on July 1, 2009, and a one time signing bonus.  In the event Mr DeMel ceases services with the Company while any shares remain unvested, they will be returned to the Company and canceled.

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SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPORT DIGITAL TECHNOLOGIES, INC.

Dated: July  31, 2009

By  Richard Damion

/s/ Richard Damion

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